Exhibit 99.1

General Moly, Inc. – NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

GENERAL MOLY, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of General Moly, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, cash flows, and equity present fairly, in all material respects, the financial position of General Moly, Inc. at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Item 9A: Report of Management on Internal Control Over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 "Liquidity" to the consolidated financial statements, the ability of the Company to implement its current business plan is dependent upon the Company obtaining additional financing.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 11, 2016

GENERAL MOLY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31,	December 31,
	2015	2014
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$13,047	$13,269
Deposits, prepaid expenses and other current assets	150	698
Total Current Assets	13,197	13,967
Mining properties, land and water rights	220,635	216,595
Deposits on project property, plant and equipment	85,698	74,151
Restricted cash held at EMLLC	16,636	36,000
Restricted cash held for loan procurement	1,850	—
Restricted cash held for electricity transmission	—	12,021
Restricted cash held for reclamation bonds	4,932	5,358
Non-mining property and equipment, net	369	519
Debt Issuance Costs	164	441
Other assets	2,994	2,994
TOTAL ASSETS	$346,475	$362,046
LIABILITIES, CRCNI, AND EQUITY:
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,762	$4,633
Accrued advance royalties	500	500
Current portion of long term debt	142	290
Total Current Liabilities	2,404	5,423
Provision for post closure reclamation and remediation costs	1,198	1,276
Accrued advance royalties	5,200	5,200
Accrued payments to Agricultural Sustainability Trust	4,000	4,000
Long term debt, net of current portion	1,517	249
Senior Convertible Promissory Notes	5,480	7,763
Return of Contributions Payable to POS-Minerals	33,884	—
Other accrued liabilities	2,125	1,125
Total Liabilities	55,808	25,036

COMMITMENTS AND CONTINGENCIES

CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST ("CRNCI")	173,265	210,317

EQUITY
Common stock, $0.001 par value; 650,000,000 and 200,000,000 shares authorized, respectively, 109,298,393 and 92,200,657 shares issued and outstanding, respectively	109	92
Additional paid-in capital	281,563	275,648
Accumulated deficit during exploration and development stage	(164,270)	(149,047)
Total Equity	117,402	126,693
TOTAL LIABILITIES, CRNCI, AND EQUITY	$346,475	$362,046

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL MOLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Years Ended
	December 31,	December 31,	December 31,
	2015	2014	2013
REVENUES	$—	$—	$—

OPERATING EXPENSES:
Exploration and evaluation	1,032	2,097	772
General and administrative expense	8,703	8,872	8,985
TOTAL OPERATING EXPENSES	9,735	10,969	9,757

LOSS FROM OPERATIONS	(9,735)	(10,969)	(9,757)

OTHER INCOME/(EXPENSE):
Loss on Termination of Power Transmission Contract	(4,317)	—	—
Loss on Extinguishment of Senior Convertible Notes	(971)	—	—
Write-off of loan commitment fees (warrant)	—	—	(11,472)
Gain on forgiveness of debt	—	—	804
Constructive receipt of break fee	—	—	10,000
Write-off of debt issuance costs	—	—	(6,420)
Realized gain from sale of mining properties	—	—	1,292
Interest expense	(1,100)	(29)	(751)
TOTAL OTHER (EXPENSE)/INCOME, NET	(6,388)	(29)	(6,547)

LOSS BEFORE INCOME TAXES	(16,123)	(10,998)	(16,304)

Income Taxes	—	—	—

CONSOLIDATED NET LOSS	$(16,123)	$(10,998)	$(16,304)
Less: Net loss attributable to CRNCI	900	38	—
NET LOSS ATTRIBUTABLE TO GMI	$(15,223)	$(10,960)	$(16,304)
Basic and diluted net loss attributable to GMI per share of common stock	$(0.16)	$(0.12)	$(0.18)
Weighted average number of shares outstanding — basic and diluted	97,056	91,907	91,568

COMPREHENSIVE LOSS	$(15,223)	$(10,960)	$(16,304)

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL MOLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31,	December 31,	December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated Net loss	$(16,123)	$(10,998)	$(16,304)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	251	339	341
Non-cash interest expense	367	29	753
Stock-based compensation for employees and directors	(40)	1,718	1,829
Loss on Termination of Power Transmission Contract	218	(1)	(7)
Loss on Extinguishment of Senior Convertible Notes	971	—	—
Write-off of loan commitment fees (warrant)	—	—	11,472
Write-off of debt issuance costs	—	—	6,420
Constructive receipt of break fee	—	—	(10,000)
Forgiveness of debt (interest on bridge loan)	—	—	(804)
Realized gain related to sale of mining properties	—	—	(1,292)
Decrease (increase) in deposits, prepaid expenses and other	548	(73)	(489)
(Decrease) increase in accounts payable and accrued liabilities	(2,445)	417	(8,170)
(Decrease) increase in post closure reclamation and remediation costs	(162)	(122)	691
Net cash used by operating activities	(16,415)	(8,691)	(15,560)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase and development of mining properties, land and water rights	(4,083)	(9,510)	(35,280)
Deposits on property, plant and equipment	(11,473)	(752)	(3,689)
Proceeds from sale of land and equipment	463	—	1,000
(Increase) in restricted cash for loan procurement	(2,000)	—	—
Decrease in restricted cash	31,961	974	659
Net cash used by investing activities	14,868	(9,288)	(37,310)

GENERAL MOLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock proceeds, net of issuance costs	3,813	(36)	49
Cash contributions returned to POS-Minerals	(2,268)	—	—
Cash contributions received from POS-Minerals	—	1,348	7,127
Proceeds from unit offering	—	8,535	—
Increase in capitalized debt issuance costs	—	(23)	(702)
Repayment of Long-Term Debt	(220)	(261)	(250)
Net cash provided by financing activities:	1,325	9,563	6,224
Net (decrease) in cash and cash equivalents	(222)	(8,416)	(46,646)
Cash and cash equivalents, beginning of period	13,269	21,685	68,331
Cash and cash equivalents, end of period	$13,047	$13,269	$21,685

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$155	$443	$1,078
Accrued portion of advance royalties	500	500	—
Conversion of Senior Convertible Promissory Notes	(2,488)	—	—
Non-Convertible Senior Promissory Notes Issued	1,340	—	—
Return of Contributions Payable to POS-Minerals	36,000	—	—
Reduction in Return of Contributions payable to POS-Minerals	(2,116)	—	—
Write off of debt issuance costs	(115)	—	—
Installment purchase of equipment and land	—	—	139
Loan commitment costs	—	472	—
Change in accrued portion of deposits on property, plant and equipment	74	(709)	728

The accompanying notes are an integral part of these consolidated financial statements

GENERAL MOLY, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except number of shares and per share amounts)

				Accumulated
				Other
	Common		Additional	Comprehensive	Accumulated
	Shares	Amount	Paid-In Capital	Income (Loss)	Deficit	Total
Balances, December 31, 2012	91,333,092	$91	$269,832	$—	$(121,783)	$148,140
Stock Options:
Exercised at $2.41 per share	20,000	—	48	—	—	48
Exercise of stock options	46,165	—	—	—	—	—
Stock-based compensation	—	—	2,907	—	—	2,907
Issuance of Units of Common Stock :
Issued pursuant to stock awards	361,992	1	—	—	—	1
Net loss for the year ended December 31, 2013	—	—	—	—	(16,304)	(16,304)
Balances, December 31, 2013	91,761,249	$92	$272,787	$—	$(138,087)	$134,792
Issuance of Units of Common Stock:
Issued pursuant to stock awards	439,408	—	(36)	—	—	(36)
Stock-based compensation	—	—	2,161	—	—	2,161
Issuance of Warrants	—	—	786	—	—	786
Debt issuance costs	—	—	(50)	—	—	(50)
Net loss for the year ended December 31, 2014	—	—	—	—	(10,960)	(10,960)
Balances, December 31, 2014	92,200,657	$92	$275,648	$—	$(149,047)	$126,693
Issuance of Units of Common Stock:
Issued pursuant to stock awards	1,139,403	1	(90)	—	—	(89)
Stock-based compensation	—	—	115	—	—	115
Conversion of Senior Convertible Promissory Notes	2,625,000	3	1,983	—	—	1,986
Debt issuance costs	—	—	(80)	—	—	(80)
Private Placement	13,333,333	13	3,987	—	—	4,000
Net loss for the year ended December 31, 2015	—	—	—	—	(15,223)	(15,223)
Balances, December 31, 2015	109,298,393	$109	$281,563	$—	$(164,270)	$117,402

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL MOLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

General Moly, Inc. (“we,” “us,” “our,” “Company,” or “General Moly”) is a Delaware corporation originally incorporated as General Mines Corporation on November 23, 1925.  We have gone through several name changes and on October 5, 2007, we reincorporated in the State of Delaware (“Reincorporation”) through a merger involving Idaho General Mines, Inc. and General Moly, Inc., a Delaware corporation that was a wholly owned subsidiary of Idaho General Mines, Inc. The Reincorporation was effected by merging Idaho General Mines, Inc. with and into General Moly, with General Moly being the surviving entity.  For purposes of the Company’s reporting status with the United States Securities and Exchange Commission (“SEC”), General Moly is deemed a successor to Idaho General Mines, Inc.

The Company conducted exploration and evaluation activities from January 1, 2002 until October 4, 2007, when our Board of Directors (“Board”) approved the development of the Mt. Hope molybdenum property (“Mt. Hope Project”) in Eureka County, Nevada.  Since that time, the Company has continued its efforts to both obtain financing for and develop the Mt. Hope Project.  However, the combination of financing delays and court proceedings has resulted in a current suspension of development.  We also continue to evaluate the copper resource of our Liberty molybdenum and copper property (“Liberty Project”) in Nye County, Nevada.

The Mt. Hope Project

From October 2005 to January 2008, we owned the rights to 100% of the Mt. Hope Project.  Effective as of January 1, 2008, we contributed all of our interest in the assets related to the Mt. Hope Project, including our lease of the Mt. Hope Project, into Eureka Moly, LLC (“the LLC”), and in February 2008 entered into an agreement (“LLC Agreement”) for the development and operation of the Mt. Hope Project with POS-Minerals Corporation (“POS-Minerals”).  Under the LLC Agreement, POS-Minerals owns a 20% interest in the LLC and General Moly, through Nevada Moly, LLC (“Nevada Moly”), a wholly-owned subsidiary, owns an 80% interest.  The ownership interests and/or required capital contributions under the LLC Agreement can change as discussed below.

Pursuant to the terms of the LLC Agreement, POS-Minerals made its first and second capital contributions to the LLC totaling $100.0 million during the year ended December 31, 2008 (“Initial Contributions”).  Additional amounts of $100.7 million were received from POS-Minerals in December 2012, following receipt of major operating permits for the Mt. Hope Project, including the Record of Decision (“ROD”) from the U.S. Bureau of Land Management (“BLM”).

In addition, under the terms of the LLC Agreement, since commercial production at the Mt. Hope Project was not achieved by December 31, 2011, the LLC will be required to return to POS-Minerals $36.0 million, since reduced to $33.9 million as discussed below, of its capital contributions (“Return of Contributions”), with no corresponding reduction in POS-Minerals’ ownership percentage.  Effective January 1, 2015, as part of a comprehensive agreement concerning the release of the reserve account described below, Nevada Moly and POS-Minerals agreed that the Return of Contributions will be due to POS-Minerals on December 31, 2020; provided that, at any time on or before November 30, 2020, Nevada Moly and POS-Minerals may agree in writing to extend the due date to December 31, 2021; and if the due date has been so extended, at any time on or before November 30, 2021, Nevada Moly and POS-Minerals may agree in writing to extend the due date to December 31, 2022.  If the repayment date is extended, the unpaid amount will bear interest at a rate per annum of LIBOR plus 5%, which interest shall compound quarterly, commencing on December 31, 2020 through the date of payment in full.  Payments of accrued but unpaid interest, if any, shall be made on the repayment date.  Nevada Moly may elect, on behalf of the Company to cause the Company to prepay, in whole or in part, the Return of Contributions at any time, without premium or penalty, along with accrued and unpaid interest, if any.

The original Return of Contributions amount due to POS-Minerals is reduced, dollar for dollar, by the amount of capital contributions for equipment payments required from POS-Minerals under approved budgets of the LLC, as discussed further below.  As of December 31, 2015, this amount has been reduced by $2.1 million, consisting of 20% of an $8.4 million principal payment made on milling equipment in March 2015 and a $2.2 million principal payment made on electrical transformers in April 2015, such that the remaining amount due to POS-Minerals is $33.9 million.  If Nevada Moly does not fund its additional capital contribution in order for the LLC to make the required return to POS-Minerals set forth above, POS-Minerals has an election to either make a secured loan to the LLC to fund the Return of

Contributions, or receive an additional interest in the LLC, from Nevada Moly, estimated to be 5%.  In the latter case, Nevada Moly’s interest in the LLC is subject to dilution by a percentage equal to the ratio of 1.5 times the amount of the unpaid Return of Contributions over the aggregate amount of deemed capital contributions (as determined under the LLC Agreement) of both parties to the LLC (“Dilution Formula”).  At December 31, 2015, the aggregate amount of deemed capital contributions of both members was $1,078.3 million.

Furthermore, the LLC Agreement authorizes POS-Minerals to put/sell its interest in the LLC to Nevada Moly after a change of control of Nevada Moly or the Company, as defined in the LLC Agreement, followed by a failure by us or our successor company to use standard mining industry practice in connection with the development and operation of the Mt. Hope Project as contemplated by the parties for a period of twelve (12) consecutive months.  If POS-Minerals exercises its option to put or sell its interest, Nevada Moly or its transferee or surviving entity would be required to purchase the interest for 120% of POS-Minerals’ total contributions to the LLC, which, if not paid timely, would be subject to 10% interest per annum.

In November 2012, the Company and POS-Minerals began making monthly pro rata capital contributions to the LLC to fund costs incurred as required by the LLC Agreement.  The interest of a party in the LLC that does not make its monthly pro rata capital contributions to fund costs incurred is subject to dilution based on the Dilution Formula.  The Company and POS-Minerals consented, effective July 1, 2013, to Nevada Moly accepting financial responsibility for POS-Minerals’ 20% interest in costs related to Nevada Moly’s compensation and reimbursement as Manager of the LLC, and certain owners’ costs associated with Nevada Moly’s ongoing progress to complete project financing for its 80% interest, resulting in $2.9 million paid by Nevada Moly on behalf of POS-Minerals during the term of the consensual agreement, which ended on June 30, 2014. From July 1, 2014 to December 31, 2014, POS-Minerals once again contributed its 20% interest in all costs incurred by the LLC.  Subject to the terms above, all required monthly contributions have been made by both parties.

Effective January 1, 2015, Nevada Moly and POS-Minerals signed an amendment to the LLC agreement under which a separate $36.0 million owed to Nevada Moly held by the LLC in a reserve account established in December 2012 is being released for the mutual benefit of both members related to the jointly approved Mt. Hope Project expenses through 2020.  In January 2015, the reserve account funded a reimbursement of contributions made by the members during the fourth quarter of 2014, inclusive of $0.7 million to POS-Minerals and $2.7 million to Nevada Moly.  The funds are now being used to pay ongoing expenses of the LLC until the Company obtains full financing for its portion of the Mt. Hope Project construction cost, or until the reserve account is exhausted.  Any remaining funds after financing is obtained will be returned to the Company.  The balance of the reserve account at December 31, 2015 was $16.6 million.

Termination of Agreements with Hanlong (USA) Mining Investment Inc.

In March 2010, we signed a series of agreements with Hanlong (USA) Mining Investment, Inc. (“Hanlong”), an affiliate of Sichuan Hanlong Group, a privately held Chinese company.  The agreements formed the basis of a $745 million transaction that was intended to provide the Company with adequate capital to contribute its 80% share of costs to develop the Mt. Hope Project.  The agreements resulted in the sale to Hanlong of 11.8 million shares of our common stock for a purchase price of $40 million, with additional potential equity issuances conditioned on Hanlong procuring a project financing Term Loan from a Chinese bank.  The agreements also provided for Hanlong representation on our Board, limitations on how Hanlong would vote its shares of the Company and on its ability to purchase or dispose of our securities, and included a $10.0 million Bridge Loan to the Company to preserve liquidity until availability of the Term Loan.

Most of the provisions of the agreements with Hanlong were terminated in 2013 because no project financing occurred, including repayment of the $10.0 million Bridge Loan which the parties agreed to offset against the $10.0 million termination break fee owed to the Company by Hanlong. However, Hanlong remains the owner of approximately 11% of our outstanding common stock and their representative continues as an elected member of our Board as of December 31, 2015.  In February 2016, the Governance and Nominating Committee of the Company’s Board of Directors determined it would not renominate the Hanlong representative, Nelson F. Chen, to the Board, as Hanlong’s beneficial ownership of the Company’s common stock on a fully diluted basis has fallen below 10%.  Mr. Chen’s term as a director will expire at the 2016 Annual Meeting of Stockholders.

Agreement with AMER International Group (“AMER”)

Private Placement

In April 2015, the Company and AMER entered into a private placement for 40.0 million shares of the Company’s common stock and warrants to purchase 80.0 million shares of the Company’s common stock, priced using the trailing 90-day volume weighted average price (“VWAP”) of $0.50 on April 17, 2015, the date the investment agreement was signed. General Moly received stockholder approval of the transaction on June 30, 2015.

On November 2, 2015, the Company and AMER entered into an amendment to the Investment and Securities Purchase Agreement, thereby creating a three-tranche investment strategy that creates a strategic partnership to assist the Company in obtaining full financing for the Mt. Hope Project.   The first tranche of the amended investment agreement closed on November 24, 2015 for a $4.0 million private placement representing 13.3 million shares, priced at $0.30 per share, and warrants to purchase 80.0 million shares of common stock at $0.50 per share, which will become exercisable upon availability of an approximately $700.0 million senior secured loan (“Bank Loan”). The $4.0 million private placement has been divided evenly between general corporate purposes and an expense reimbursement account available to both AMER and the Company to cover anticipated Mt. Hope financing costs and other jointly sourced business development opportunities. In addition, AMER and General Moly entered into a Stockholder Agreement allowing AMER to nominate a director to a now seven member General Moly Board of Directors, additional directors following the close of Tranche 3, discussed below, and drawdown of a senior secured loan (“Bank Loan”).  The Stockholder Agreement also governs amer’s acquisition and transfer of General Moly shares.  The parties agreed to eliminate the condition to closing the investment agreement requiring a letter of intent from a Prime Chinese Bank endorsing the Bank Loan as a result of the current molybdenum market price and recent water rights decision from the Nevada Supreme Court. The parties also agreed to eliminate the requirement of the Company to obtain consent from APERAM, as Tranche 1 was issued at $0.30 per share, which is above the October 30, 2015, closing price of $0.29 per share.

The second tranche of the amended investment agreement will include a $6.0 million private placement representing 12.0 million shares, priced at $0.50 per share. $5.0 million of the $6.0 million will be used for general corporate purposes and $1.0 million will be set aside for the expense reimbursement account discussed above. Closing of the second tranche is contingent on the Nevada State Engineer restoring permits for the Mt. Hope Project's water rights and for the price of molybdenum to average in excess of $8/lb for a 30 consecutive calendar day period.

The third tranche of the amended investment agreement will include a $10.0 million private placement representing 14.7 million shares, priced at $0.68 per share. Execution of the third tranche is contingent on a final adjudication of the Mt. Hope Project's water rights through courts or settlement, if further protests and appeals result from the issuance of the water permits, and for the price of molybdenum to average in excess of $12/lb for a 30 consecutive calendar day period. After the third tranche of the agreement is executed, AMER will nominate a second director to General Moly’s then eight member Board of Directors.

The second and third tranches of the investment agreement may be subject to General Moly stockholder approval.

Term Loan

AMER has agreed to work cooperatively with the Company upon the return of improved molybdenum prices to procure and support a Bank Loan of approximately $700 million from a major Chinese bank or banks for development of the Mt. Hope Project. AMER will guarantee the Bank Loan, which is anticipated to have normal and customary covenants and security arrangements.

When documentation is complete and drawdown of the approximately $700 million Bank Loan becomes available, 80 million warrants to purchase common shares of General Moly will become exercisable by AMER at $0.50. After drawdown of the Bank Loan, AMER will nominate a third Director to General Moly’s Board of Directors. All conditions to complete the warrants transaction must be completed no later than April 17, 2017 in order for the warrants to vest and become exercisable.

Molybdenum Supply Agreement

The Company and AMER have agreed on the substantive terms of a definitive agreement that would provide a one-time option exercisable simultaneously with Bank Loan execution to purchase the balance of the Company’s share of Mt. Hope molybdenum production, estimated to be approximately 16.5 million pounds annually, for the first five years of production, and 70% of the Company’s annual share of Mt. Hope molybdenum production thereafter at a cost of spot price less a slight discount.

NOTE 2 — LIQUIDITY

The cash needs for the development of the Mt. Hope Project are significant and require that we and/or the LLC arrange for financing to be combined with funds anticipated to be received from POS-Minerals in order to retain its 20% membership interest.  If we are unsuccessful in obtaining financing, we will not be able to proceed with the development of the Mt. Hope Project.

Although hampered by the continuing low molybdenum prices, the Company continues its efforts to obtain full financing of the Mt. Hope Project.  On April 17, 2015, the Company announced a significant Investment and Securities Purchase Agreement (“AMER Investment Agreement”) with AMER.  AMER has agreed to work with the Company to procure and support a senior secured term loan (“Bank Loan”) of approximately $700 million from a major Chinese bank or banks for development of the Mt. Hope Project, and to provide a guarantee for the Bank Loan.  On June 30, 2015, the Company received stockholder approval of the agreement with AMER.  As discussed in Note 1, on November 2, 2015, the Company announced receipt of funds to successfully close the first tranche of the amended AMER Investment Agreement, resulting in a $4.0 million cash inflow to the Company.

There is no assurance that the Company will be successful in obtaining the financing required to complete the Mt. Hope Project, or in raising additional financing in the future on terms acceptable to the Company, or at all.

In order to preserve our cash liquidity, we implemented in the third quarter of 2013, a cost reduction and personnel retention program, which included reductions in base cash compensation for our executive officers, senior management employees and members of the Board of Directors.  We approved cash and equity incentives for the executive officers who remained with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in the employment or change of control agreements between the Company and each of our executive officers); involuntary termination (absent cause); or January 15, 2015 (the “Vesting Date”), and a personnel retention program providing cash and equity incentives for other employees who remained with the Company.   On the January 15, 2015 vesting date, we paid $1.1 million in cash stay incentives to our eligible employees and executive officers, excluding our CEO, Bruce D. Hansen.  Mr. Hansen agreed to defer his $0.4 million cash stay incentive to January 15, 2016 in consideration for an equity grant.  This amount was paid to Mr. Hansen in January 2016.  The Company also issued 726,493 shares of common stock on the January 15, 2015 vesting date under this plan.

In October 2015, the Company announced a management restructuring and cost reduction program, which included a 25% reduction in workforce, compensation reductions for senior executives, and a reduction of engineering, administrative and consulting expenses.  This restructuring program resulted in a $0.4 million expense recorded in the Company’s December 31, 2015 financial statements.  The program is focused on maintaining liquidity and sustainability during a period of challenging market conditions in the mining industry.

In December 2014, the Company sold and issued $8.5 million in units consisting of Senior Convertible Promissory Notes (the "Notes") and warrants to accredited investors, including several directors and each of our named executive officers, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder. The Notes are unsecured obligations and are senior to any of the Company's future secured obligations to the extent of the value of the collateral securing such obligations.  The warrants are exercisable between June 26, 2015 and December 26, 2019, for an aggregate of 8,535,000 shares of the Company’s common stock at $1.00 per share.  The Company received net proceeds from the sale of the units of approximately $8.0 million, after deducting discounts and offering expenses of approximately $0.5 million. Net proceeds from the sale are being used to fund ongoing operations.  In February and April 2015, a number of the participants exercised their right to convert the Notes.  Upon completion of the conversions, $1.3 million in non-convertible Senior Promissory Notes and 2.6 million shares were issued, with $5.9 million in Notes remaining available for conversion.  See additional discussion of the Notes in Note 6.

We continue to work with our long-lead vendors to manage the timing of contractual payments for milling equipment.  In March 2015, the LLC remitted $8.9 million to the manufacturer of our crusher, SAG and ball mills, and in early April 2015, made a $2.4 million payment due to the manufacturer of the two 230kV primary transformers.  Both payments were funded with cash from the reserve account, described above.  The following table sets forth the LLC’s remaining cash commitments under these equipment contracts (collectively, “Purchase Contracts”) at December 31, 2015 (in millions):

As of
December 31,
Year	2015 *
2016	1.2
2017	2.2
Total	$3.4

* All amounts are commitments of the LLC, and as a result of the agreement between Nevada Moly and POS-Minerals are to be funded by the $36.0 million reserve account until such time that the Company obtains financing for its portion of construction costs at the Mt. Hope Project or until the reserve account balance is exhausted, and thereafter are to be funded 80% by Nevada Moly and 20% by POS-Minerals. POS-Minerals remains obligated to make capital contributions for its 20% portion of equipment payments required by approved budgets of the LLC, and such amounts contributed by the reserve account on behalf of POS-Minerals will reduce, dollar for dollar, the amount of capital contributions that the LLC is required to return to POS-Minerals, as described under Note 1 above.

If the LLC does not make the payments contractually required under these purchase contracts, it could be subject to claims for breach of contract or to cancellation of the respective purchase contract.  In addition, the LLC may proceed to selectively suspend, cancel or attempt to renegotiate additional purchase contracts if necessary to further conserve cash.  If the LLC cancels or breaches any contracts, the LLC will take all appropriate action to minimize any losses, but could be subject to liability under the contracts or applicable law.  The cancellation of certain key contracts could cause a delay in the commencement of operations, and could add to the cost to develop the Company’s interest in the Mt. Hope Project.

Through December 31, 2015, the LLC has made deposits and/or final payments of $85.7 million on equipment orders.  Of these deposits, $69.5 million relate to fully fabricated items, primarily milling equipment, for which the LLC has additional contractual commitments of $3.4 million noted in the table above.  The remaining $16.2 million reflects both partially fabricated milling equipment, and non-refundable deposits on mining equipment.  As discussed in Note 12, the mining equipment agreements remain cancellable with no further liability to the LLC. The underlying value and recoverability of these deposits and our mining properties in our consolidated balance sheets are dependent on the LLC’s ability to fund development activities that would lead to profitable production and positive cash flow from operations, or proceeds from the disposition of these assets. There can be no assurance that the LLC will be successful in generating future profitable operations, disposing of these assets or the Company securing additional funding in the future on terms acceptable to us or at all.  Our consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded assets or liabilities.

In June 2015, the LLC reached an agreement to terminate the existing third-party transmission contracts to provide power to the Mt. Hope Project in favor of a future arrangement for transmission under the provider’s network services agreement.  With the agreement, the LLC received a return of approximately $7.9 million in cash net of termination costs, expense and consideration to the transmission providers, resulting in a loss of $4.3 million to the LLC.  In August 2015, the LLC distributed $6.3 million to Nevada Moly and $1.6 million to POS-Minerals under the terms of the LLC Agreement.

With our cash conservation plan, our Corporate and Liberty related cash requirements have declined to approximately $1.6 million per quarter, while all Mt. Hope Project related funding is payable out of the $36.0 million reserve account, the balance of which was $16.6 million at December 31, 2015.  Accordingly, based on our current cash on hand and our ongoing cash conservation plan, the Company expects it will have adequate liquidity in order to fund our working capital needs through December 31, 2016.  Additional potential funding sources include public or private equity offerings, including tranches 2 and 3 of the $20.0 million investment from AMER described in Note 1, arranging for use of other restricted cash, or sale of other assets owned by the Company.  There is no assurance that the Company will be successful in securing additional funding.  This could result in further cost reductions, contract cancellations, and potential delays which ultimately may jeopardize the development of the Mt. Hope Project.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied in the preparation of the financial statements.

Accounting Method

Our financial statements are prepared using the accrual basis of accounting in accordance with GAAP.  With the exception of the LLC, all of our subsidiaries are wholly owned.  In February 2008, we entered into the LLC Agreement, which established our ownership interest in the LLC at 80%.  The consolidated financial statements include all of our wholly owned subsidiaries and the LLC.  The POS-Minerals contributions attributable to their 20% interest are shown as Contingently Redeemable Noncontrolling Interest on the Consolidated Balance Sheet.  The net loss attributable to contingently redeemable noncontrolling interest is reflected separately on the Consolidated Statement of Operations and reduces the Contingently Redeemable Noncontrolling Interest on the Consolidated Balance Sheet. Net losses of the LLC are attributable to the owners of the LLC based on their respective ownership percentages in the LLC. During 2015, the LLC had a $4.5 million loss primarily associated with a loss incurred upon termination of the electricity transmission contract discussed in Note 2, of which $0.9 million was attributed to the Contingently Redeemable Noncontrolling Interest.

Contingently Redeemable Noncontrolling Interest (“CRNCI”)

Under GAAP, certain noncontrolling interests in consolidated entities meet the definition of mandatorily redeemable financial instruments if the ability to redeem the interest is outside of the control of the consolidating entity.  As described in Note 1 — “Description of Business”, the LLC Agreement permits POS-Minerals the option to put its interest in the LLC to Nevada Moly upon a change of control, as defined in the LLC Agreement, followed by a failure to use standard mining industry practice in connection with development and operation of the Mt. Hope Project as contemplated by the parties for a period of 12 consecutive months.  As such, the CRNCI has continued to be shown as a separate caption between liabilities and equity.  The carrying value of the CRNCI has historically included the $36.0 million Return of Contributions, now $33.9 million, that will be returned to POS-Minerals in 2020, unless further extended by the members of the LLC as discussed above.  The expected Return of Contributions to POS-Minerals was carried at redemption value as we believed redemption of this amount was probable.  Effective January 1, 2015, Nevada Moly and POS-Minerals agreed that the Return of Contributions will be due to POS-Minerals on December 31, 2020, unless further extended by the members of the LLC as discussed above.  As a result, we have reclassified the Return of Contributions payable to POS-Minerals from CRNCI to a non-current liability at redemption value, and subsequently reduced it by $2.1 million, consisting of 20% of an $8.4 million principal payment made on milling equipment in March 2015 and a $2.2 million principal payment made on electrical transformers in April 2015, such that the remaining amount due to POS-Minerals is $33.9 million.

The remaining carrying value of the CRNCI has not been adjusted to its redemption value as the contingencies that may allow POS-Minerals to require redemption of its noncontrolling interest are not probable of occurring.  Under GAAP, until such time as that contingency has been eliminated and redemption is no longer contingent upon anything other than the passage of time, no adjustment to the CRNCI balance should be made. Future changes in the redemption value will be recognized immediately as they occur and the Company will adjust the carrying amount of the CRNCI to equal the redemption value at the end of each reporting period.

Estimates

The process of preparing consolidated financial statements requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Asset Impairments

We evaluate the carrying value of long-lived assets to be held and used, using a fair-value based approach when events and circumstances indicate that the related carrying amount of our assets may not be recoverable.  The economic environment and molybdenum and copper prices may be considered as impairment indicators for the purposes of these impairment assessments.  In accordance with U.S. GAAP, the carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value.  In that event, an impairment charge will be recorded in our Consolidated Statement of Operations and Comprehensive Loss based on the difference between book value and the estimated fair value of the asset computed using discounted future cash flows, or the application of an expected fair value technique in the absence of an observable market price.  Future cash flows include estimates of recoverable quantities to be produced from estimated proven and probable mineral reserves, commodity prices (considering current and historical prices, price trends and related factors), production quantities and capital expenditures, all based on life-of-mine plans and projections.  In estimating future cash flows, assets are grouped at the lowest level for which identifiable cash flows exist that are largely independent of cash flows from other asset groups.  Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there are identifiable cash flows.  While our 2015 impairment analysis did not result in any long-lived asset impairments, there can be no assurance that there will not be asset impairments if commodity prices experience a sustained decline and/or if there are significant downward adjustments to estimates of recoverable quantities to be produced from proven and probable mineral reserves or production quantities, and/or upward adjustments to estimated operating costs and capital expenditures, all based on life-of-mine plans and projections.

Cash and Cash Equivalents and Restricted Cash

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalent instruments are classified within Level 1 of the fair value hierarchy established by FASB guidance for Fair Value Measurements because they are valued based on quoted market prices in active markets.

We consider all restricted cash to be long-term.  In December 2012, the Company established a reserve account at the direction of the LLC management committee in the amount of $36.0 million. Effective January 1, 2015, Nevada Moly and POS-Minerals agreed upon procedures for maintaining the Mt. Hope Project as described above. Under the agreement, the funds, which were to remain restricted until availability of the Company’s portion of financing for the Mt. Hope Project was confirmed or until the LLC management committee agreed to release the funds, can be released for the mutual benefit of the members for expense related to the Mt. Hope Project.  The balance of the reserve account at December 31, 2015 was $16.6 million.

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss attributable to the Company by the weighted average number of shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Outstanding awards as of December 31, 2015, 2014, and 2013, respectively, were as follows:

	December 31, 2015	December 31, 2014	December 31, 2013
Warrants	89,535,000	9,535,000	1,000,000
Stock Options	45,002	271,112	544,999
Unvested Stock Awards	1,658,673	1,723,328	2,280,890
Stock Appreciation Rights	1,402,186	1,923,144	2,096,653

These awards were not included in the computation of diluted loss per share for the twelve months December 31, 2015, 2014, and 2013, respectively, because to do so would have been anti-dilutive.  Therefore, basic loss per share is the same as diluted loss per share.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred.  Significant property acquisition payments for active exploration properties are capitalized.  If no economic ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  The Company charges to the consolidated statement of operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Mining Properties, Land and Water Rights

Costs of acquiring and developing mining properties, land and water rights are capitalized as appropriate by project area.  Exploration and related costs and costs to maintain mining properties, land and water rights are expensed as incurred while the property is in the exploration and evaluation stage.  Development and related costs and costs to maintain mining properties, land and water rights are capitalized as incurred while the property is in the development stage.  When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production basis over proven and probable reserves.  Mining properties, land and water rights are periodically assessed for impairment of value, and any subsequent losses are charged to operations at the time of impairment.  If a property is abandoned or sold, a gain or loss is recognized and included in the consolidated statement of operations.

The Company has capitalized royalty payments made to Mt. Hope Mines, Inc. (“MHMI”) (discussed in Note 12 below) during the development stage.  The amounts will be applied to production royalties owed upon the commencement of production.

Depreciation and Amortization

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.  Property and equipment are depreciated using the following estimated useful lives:

Field equipment	Four to ten years
Office furniture, fixtures, and equipment	Five to seven years
Vehicles	Three to five years
Leasehold improvements	Three years or the term of the lease, whichever is shorter
Residential trailers	Ten to twenty years
Buildings and improvements	Ten to twenty seven and one-half years

At December 31, 2015 and 2014, accumulated depreciation and amortization was $2.1 and $2.3 million, respectively, of which $1.9 and $2.0 million, respectively, was capitalized.

Senior Convertible Promissory Notes and other Long-Term Debt

In December 2014, the Company sold and issued $8.5 million in units consisting of Senior Convertible Promissory Notes (the "Notes") and warrants to accredited investors, including several directors and officers of the Company, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder. The Notes are unsecured obligations and are senior to any of the Company's future secured obligations to the extent of the value of the collateral securing such obligations.

The Notes bear interest at a rate of 10.0% per annum, payable in cash quarterly in arrears on each March 31, June 30, September 30, and December 31 beginning March 31, 2015. The Notes are convertible at any time in an amount equal to 80% of the greater of (i) the average volume weighted average price (“VWAP”) for the 30 Business Day period ending on the Business Day prior to the date of the conversion, or (ii) the average VWAP for the 30 Business Day period ending on the original issuance date of this note.  Each Note will convert into a maximum of 100 shares per note, resulting in the issuance of up to 8,535,000 shares, or 9.3% of shares outstanding. General Moly’s executive management team and board of directors who participate in the offering will be restricted from converting at a price less than $0.32, the most recent closing price at the time that the Notes were issued. The Notes are mandatorily redeemable at par plus the present value of remaining coupons upon (i) the availability of cash from a financing for Mt. Hope and (ii) any other debt financing by the Company. In addition, 50% of any proceeds from the sale of assets cumulatively exceeding $250,000 will be used to prepay the Notes at par plus the present value of remaining coupons. The Company has the right to redeem the Notes at any time at par plus the present value of remaining coupons. The Private Placement was negotiated by independent members of General Moly’s board of directors, none of whom participated in the transaction.  As of December 31, 2015, an aggregate of $2.6 million of Notes had been converted into 2,625,000 shares of common stock and $1.3 million of non-convertible Senior Promissory Notes, resulting in a $0.2 million annual reduction in interest payments made by the Company in the servicing of the Notes, as further discussed in Note 6 below.

The Company evaluates its contracts for potential derivatives.  See Note 6 for a description of the Company’s accounting for embedded derivatives and the Notes.

The Company additionally has certain debt related to a land mortgage.  It is allocated between long-term and current based on payments contractually required to be made within the next twelve months.

Debt issuance costs are incurred in connection with the Company’s debt financings that have been capitalized and are being amortized over the stated maturity period or estimated life of the related debt, using the effective interest method.

Provision for Taxes

Income taxes are provided based upon the asset and liability method of accounting.  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  In accordance with authoritative guidance under Accounting Standards Codification (“ASC”) 740, Income Taxes, a valuation allowance is recorded against the deferred tax asset if management does not believe the Company has met the “more likely than not” standard to allow recognition of such an asset.

Reclamation and Remediation

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate.  Future obligations to retire an asset, including site closure, dismantling, remediation and ongoing treatment and monitoring, are recorded as a liability at fair value at the time of construction or development.  The fair value determination is based on estimated future cash flows, the current credit-adjusted risk-free discount rate and an estimated inflation factor.  The value of asset retirement obligations is evaluated on an annual basis or as new information becomes available on the expected amounts and timing of cash flows required to discharge the liability.  The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount will be depreciated or amortized over the estimated life of the asset upon the commencement of commercial production.  An accretion cost, representing the increase over time in the present value of the liability, will also be recorded each period as accretion expense upon the commencement of commercial production.  As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

Stock-based Compensation

Stock-based compensation represents the fair value related to stock-based awards granted to members of the Board, officers and employees.  The Company uses the Black-Scholes model to determine the fair value of stock-based awards under authoritative guidance for Stock-Based Compensation.  For stock based compensation that is earned upon the satisfaction of a service condition, the cost is recognized on a straight-line basis (net of estimated forfeitures) over the requisite vesting period (up to three years).  Awards expire five years from the date of vesting.

Further information regarding stock-based compensation can be found in Note 9 — “Equity Incentives.”

Warrants

The Company has issued warrants in connection with several financing transactions and uses the Black-Scholes model or a lattice to determine the fair value of these transactions based on the features included in each.

Recently Adopted Accounting Pronouncements

ASU 2015-03 — Interest — Imputation of Interest (Subtopic 835-30):  Simplifying the Presentation of Debt Issuance Costs

In April 2015, the FASB issued ASU 2015-03 requiring that, effective for periods beginning after December 15, 2015, debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.  The recognition and measurement guidance for debt issuance costs are not affected by these amendments.   The Company has determined the impact to be minimal and will result in the collapse of the debt issuance costs line item on the Consolidated Balance Sheet into the long-term debt line items.

Presentation of Financial Statements — Going Concern (Topic 205):  Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements — Going Concern (Topic 205):  Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern.  The update requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued and requires additional disclosures documenting such evaluation.  The Company is currently reviewing the standard to determine the appropriate timing for adoption.

NOTE 4 — MINING PROPERTIES, LAND AND WATER RIGHTS

We currently have interests in two mining properties that are the primary focus of our operations, the Mt. Hope Project and the Liberty Project.  We also have certain other, non-core, mining properties that are being evaluated for future development or sale.

The Mt. Hope Project.  We are currently in the process of developing the Mt. Hope Project.  In January 2014, the Company published an updated Technical Report on the Mt. Hope Project using Canadian Instrument NI 43-101 guidelines, which provided data on the viability and expected economics of the project.  Based on the findings in the study, on a 100% basis, we reported 1.4 billion pounds of contained (1.2 billion pounds recoverable) molybdenum in proven and probable reserves.

Liberty Project.  We are currently in the process of exploration and evaluation of the Liberty Project.  In July 2014, the Company published an updated NI 43-101 compliant pre-feasibility study, which more closely examined the use of existing infrastructure and the copper potential of the property.

Other Mining Properties.  We also have mining claims and land purchased prior to 2006 which consist in part of (a) approximately 107 acres of fee simple land in the Little Pine Creek area of Shoshone County, Idaho, (b) six patented mining claims known as the Chicago-London group, located near the town of Murray in Shoshone County, Idaho, (c) 34 unpatented mining claims in Marion County, Oregon, known as the Detroit property and (d) 83 unpatented mining claims in Sanders and Madison County, Montana.

Summary.  The following is a summary of mining properties, land and water rights at December 31, 2015 and 2014 (in thousands):

	At	At
	December 31,	December 31,
	2015	2014
Mt. Hope Project:
Development costs	$169,735	$165,785
Mineral, land and water rights	11,324	11,728
Advance Royalties	29,800	29,300
Total Mt. Hope Project	210,859	206,813
Total Liberty Project	9,695	9,701
Other Properties	81	81
Total	$220,635	$216,595

Development costs and Deposits on project property, plant and equipment

Development costs of $169.7 million include hydrology and drilling costs, expenditures to further the permitting process, capitalized salaries, project engineering costs, and other expenditures required to fully develop the Mt. Hope Project.  Deposits on project property, plant and equipment of $85.7 million represent ongoing progress payments on equipment orders for the custom-built grinding and milling equipment, related electric mill drives, and other processing equipment that require the longest lead times.

Restricted Cash held for Electricity Transmission

In 2008, the LLC paid $12.0 million into an escrow arrangement for electricity transmission services.  The amount represented security for a third party transmission contract that will provide power to the Mt. Hope Project, and was accounted for as restricted cash. As electricity transmission was not delivered to the Mt. Hope Project by December 1, 2014, the LLC worked with the provider to terminate the existing agreement in favor of a future arrangement for transmission under the provider’s network services agreement.  With the agreement, the LLC received a return of approximately $7.9 million in cash net of termination costs, expenses and consideration to the transmission providers, resulting in a loss of $4.3 million to the LLC.  In August 2015, the LLC distributed $6.3 million to Nevada Moly and $1.6 million to POS-Minerals under the terms of the LLC Agreement.

NOTE 5 — ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations arise from the acquisition, development, construction and normal operation of mining property, plant and equipment due to government controls and regulations that protect the environment, and are primarily related to closure and reclamation of mining properties.  The exact nature of environmental issues and costs, if any, which the Company or the LLC may encounter in the future are subject to change, primarily because of the changing character of environmental requirements that may be enacted by governmental authorities.

The following table shows asset retirement obligations for future mine closure and reclamation costs in connection with the Mt. Hope Project and within the boundaries of the Plan of Operations (“PoO”):

At
December 31,
2015
(in thousands)
At January 1, 2014	$1,112
Accretion Expense	80
Adjustments*	(115)
At December 31, 2014	$1,077
Accretion Expense	72
Adjustments*	(91)
At December 31, 2015	$1,058

* Includes annual changes to the escalation rate, the market-risk premium rate, or reclamation time periods

The estimated future reclamation costs for the Mt. Hope Project have been discounted using a rate of 8%.  The total inflated and undiscounted estimated reclamation costs associated with current disturbance under the PoO at the Mt. Hope Project were $6.4 million at December 31, 2015. Increases in ARO liabilities resulting from the passage of time are recognized as accretion expense.

The LLC is required by U.S. federal and state laws to provide financial assurance sufficient to allow a third party to implement approved closure and reclamation plans if the LLC is unable to do so.  The laws govern the determination of the scope and cost of the closure, and the amount and forms of financial assurance.  As of December 31, 2015, the LLC had provided the appropriate regulatory authorities with $73.4 million in reclamation financial guarantees through the posting of surety bonds for reclamation of the Mt. Hope Project as approved in the ROD.  As of December 31, 2015, we had $4.6 million in cash deposits associated with these bonds, which are specific to the PoO disturbance and accounted for as restricted cash and are unrelated to the inflated and undiscounted liability referenced above.  As a result of delays in financing for the construction of the Mt. Hope Project, we submitted a revised proposal to NDEP and the BLM to reduce our reclamation liability to current surface disturbance.  In December 2015, NDEP and the BLM accepted our revised estimates approving a reduction of the reclamation estimate to approximately $2.8 million.  We worked with the LLC’s reclamation surety underwriters to satisfy the reduced $2.8 million financial guarantee requirements under the ROD for the Mt. Hope Project.  As of early 2016, the surety bond program is funded with a cash collateral payment of $0.3 million, a reduction from the $4.6 million established in November 2014, resulting in a $4.3 million return of collateral received in February 2016.

The LLC has a smaller liability at the Mt. Hope Project for disturbance associated with exploration drilling which occurred outside the PoO boundaries.  The LLC has not discounted this reclamation liability as the total amount is approximately $0.1 million.

The Company’s Liberty Project is currently in the exploration stage.  The Company has not discounted the reclamation liability incurred at the Liberty Project as the total is approximately $0.1 million.

	Mt. Hope Project
	outside PoO
	boundary	Liberty
	(in thousands)
At January 1, 2014	81	125
Adjustments *	—	(7)
At December 31, 2014	$81	$118
Adjustments *	(59)	—
At December 31, 2015	$22	$118

* Includes reduced / reclaimed disturbance, BLM rate changes, and transfer into the approved PoO

NOTE 6 — CONVERTIBLE SENIOR NOTES

In December 2014, the Company sold and issued 85,350 Units of Convertible Senior Notes (the “Notes”) with warrants (the “Warrants”) to qualified buyers pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, of which 23,750 Units were sold and issued to related parties, including several directors and each of our named executive officers.  The Notes are unsecured obligations and are senior to any of the Company's future secured obligations to the extent of the value of the collateral securing such obligations.

The transaction value of $8.5 million was allocated between debt for the Notes and equity for the Warrants based on the relative fair value of the two instruments.   This resulted in recording $0.8 million in Additional Paid In Capital for the relative fair value of the Warrants and $7.7 million as Convertible Senior Notes.  The Company received net proceeds from the sale of the Notes of approximately $8.0 million, after deducting offering expenses of approximately $0.5 million, which was allocated between debt and equity, As a result, the Company recognized $0.4 million as Debt Issuance Costs to be amortized over the expected redemption period, and $0.1 million recognized as a reduction to Additional Paid in Capital. Net proceeds from the sale will be used to fund ongoing operations until the Company’s portion of project financing is obtained.

The Notes bear interest at a rate of 10.0% per annum, payable in cash quarterly in arrears on each March 31, June 30, September 30, and December 31 beginning March 31, 2015.  The Notes mature on December 26, 2019 unless earlier redeemed, repurchased or converted. The Company may redeem the Notes for cash, either in whole or in part, at any time, in exchange for the sum of (i) a cash payment equal to the unpaid principal plus all accrued but unpaid interest through the date of redemption and (ii) the present value of the remaining scheduled interest payments discounted to the maturity date at the annual percentage yield on U.S. Treasury securities with maturity similar to the notes plus 25 basis points (the “Optional Redemption”).  The Notes are mandatorily redeemable at par plus the present value of remaining coupons upon (i) the availability of cash from a financing for Mt. Hope and (ii) any other debt financing by the Company. In addition, 50% of any proceeds from the sale of assets cumulatively exceeding $250,000 will be used to prepay the Notes at par plus the present value of remaining coupons (the “Mandatory Redemption”).

The Notes are convertible at any time in an amount equal to 80% of the greater of (i) the average VWAP for the 30 Business Day period ending on the Business Day prior to the date of the conversion, or (ii) the average VWAP for the 30 Business Day period ending on the original issuance date of this note.  Each Note will convert into a maximum of 100 shares per note, resulting in the issuance of 8,535,000 shares, or 9.3% of shares outstanding (the “Conversion Option”).  General Moly’s executive management team and board of directors who participated in the offering are restricted from converting at a price less than $0.32, the most recent closing price at the time that the Notes were issued.

If the Company undergoes a “fundamental change”, the Notes will be redeemed for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any. Examples creating a “fundamental change” include the reclassification of the common stock, consolidation or merger of the Company with another entity or sale of all or substantially all of the Company’s assets.

During the year ended December 31, 2015, certain holders of the Convertible Notes, including both directors and named executive officers of the Company, elected to convert notes totaling $2.6 million, reducing the principal balance of the Convertible Notes to $5.9 million. Upon conversion, the Convertible Notes holders received 2,625,000 shares of common stock, at conversion prices ranging from $0.3462 to $0.5485, and were issued non-convertible Senior Promissory Notes (“Promissory Notes”) of $1.3 million, pursuant to the terms of the share maximum provision of the Conversion Option.  The Promissory Notes have identical terms to the Convertible Notes, with the exception that the holder no longer has a Conversion Option. Accordingly, the Promissory Notes bear interest equal to 10.0% per annum, payable in cash quarterly in arrears on each March 31, June 30, September 30, and December 31 and mature on December 26, 2019.  The conversions will result in a $0.2 million annual reduction in interest payments made by the Company in the servicing of the Notes.  For the twelve months ended December 31, 2015, the loss on extinguishment incurred at conversion was $0.9 million.

Based on the redemption and conversion features discussed above, the Company determined that there were embedded derivatives that require bifurcation from the debt instrument and accounted for under ASC 815. Embedded derivatives are separated from the host contract, the Notes, and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. The Company has concluded that the Mandatory Redemption and Conversion Option features embedded within the Notes meet these criteria and, as such, must be valued separate and apart from the Notes as one embedded derivative and recorded at fair value each reporting period (the “Embedded Derivatives”).

A probability-weighted calculation was utilized to estimate the fair value of the Mandatory Redemption.

The Company used a binomial lattice model in order to estimate the fair value of the Conversion Option in the Notes. A binomial lattice model generates two probable outcomes, arising at each point in time, starting from the date of valuation until the maturity date. A lattice was initially used to determine if the Notes would be converted or held at each decision point. Within the lattice model, the Company assumes that the Notes will be converted early if the conversion value is greater than the holding value

As of December 31, 2015 and December 31, 2014, respectively, the carrying value of the Convertible Notes, absent the embedded derivatives, was $5.3 million and $6.9 million inclusive of an unamortized debt discount of $0.6 million and $1.7 million, all of which is considered long term debt. The fair value of the Convertible Notes was $7.5 million and $11.2 million at December 31, 2015 and December 31, 2014, respectively. As of December 31, 2015, the carrying value of the Promissory Notes was $1.3 million. The fair value of the Promissory Notes was $0.9 million at December 31, 2015. There were no outstanding borrowings related to the Promissory Notes as of December 31, 2014.

The embedded derivatives recorded in Senior Convertible Promissory Notes at fair value were $0.2 million and $0.9 million at December 31, 2015 and December 31, 2014, respectively. The changes in the estimated fair value of the embedded derivatives during the year ended December 31, 2015 resulted in a gain of $0.4 million and a write-off of $0.3 million at conversion recognized as an offset to interest expense in the Statement of Operations.

The Company has estimated the fair value of the Convertible Senior Notes and embedded derivatives based on Level 3 inputs. Changes in certain inputs into the valuation models can have a significant impact on changes in the estimated fair value. For example, the estimated fair value of the embedded derivatives will generally decrease with: (1) a decline in the stock price; (2) increases in the estimated stock volatility; and (3) an increase in the estimated credit spread.

The following inputs were utilized to measure the fair value of the Notes and embedded derivatives: (i) price of the Company’s common stock; (ii) Conversion Rate (as defined in the Note); (iii) Conversion Price (as defined in the Note); (iv) maturity date; (v) risk-free interest rate; (vi) estimated stock volatility; (vii) estimated credit spread for the Company; (viii) default intensity; and (ix) recovery rate.

The following tables set forth the inputs to the models that were used to value the embedded derivatives:

	December 31, 2015	December 31, 2014
Stock Price	$0.20	$0.64
Maturity Date	December 31, 2019	December 31, 2019
Risk-Free Interest Rate	1.54%	1.75%
Estimated Stock Volatility	40.00%	40.00%
Default Intensity	2.00%	2.00%
Recovery Rate	30.00%	30.00%

Type of Event	Expected Date	Probability of Event
Mandatory Redemption	April 17, 2017	80%
Conversion Option	October 17, 2017	10%
Note Reaches Maturity	December 31, 2019	10%

NOTE 7 —COMMON STOCK AND COMMON STOCK WARRANTS

During the year ended December 31, 2015, 1,139,403 shares of common stock were issued pursuant to stock awards under the 2006 Equity Incentive Plan.  Additionally, we issued 2.6 million shares upon the conversion of certain Senior Convertible Promissory Notes in February and April 2015 and 13.3 shares of common stock to AMER upon closing of the amended Investment Agreement in November 2015.

During the year ended December 31, 2014, 439,408 shares of common stock were issued pursuant to stock awards.

During the year ended December 31, 2013, options representing 20,000 shares were exercised for cash in the amount of $0.1 million, options representing 250,000 shares were exercised in a cashless exchange resulting in the issuance of 46,165 shares and 361,992 shares of common stock were issued pursuant to stock awards.

The following is a summary of common stock warrant activity for each of the three years ended December 31, 2015:

	Number of Shares
	Under
	Warrants	Exercise Price
Balance at December 31, 2012	11,000,000	$4.23 to 5.00
Expiration of warrants	(10,000,000)	$4.23
Balance at December 31, 2013	1,000,000	$5.00
Issuance of new warrants	8,535,000	$1.00
Balance at December 31, 2014	9,535,000	$1.00 to 5.00
Issuance of new warrants	80,000,000	$0.50
Balance at December 31, 2015	89,535,000	$0.50 to 5.00
Weighted average exercise price	$0.60

On October 26, 2012, the Company issued a warrant to Hanlong to purchase 10.0 million shares of the Company’s common stock in connection with the signing of the subordinated debt agreement at a price of $4.23 per share and had a value of $12.4 million.  In addition, the $12.4 million value placed on the warrant issued to Hanlong in connection with the Sub Debt Facility was considered a loan commitment fee.  These costs were to be amortized over the life of the Sub Debt Facility using the straight-line method from the date the loan agreement was effective.  The termination of the Sub Debt Facility in May 2013 resulted in a non-cash charge to the income statement in the amount of $11.5 million for the remaining unamortized value associated with the warrants.

On December 26, 2014, the Company issued 8.5 million warrants in connection with the private placement of its senior convertible notes at a price of $1.00 per share and had a relative fair value of $0.8 million.  In addition, the $0.8 million value placed on the warrants was considered a debt discount and is to be amortized over the expected redemption period.

On November 2, 2015, the Company issued 80.0 million warrants to AMER in connection with the closing of the amended Investment Agreement at a price of $0.50 per share and a relative fair value of $0.5 million, resulting in an entry to additional paid-in capital.

Of the warrants outstanding at December 31, 2015, 8.5 million are exercisable at $1.00 per share at any time from June 26, 2015 through their expiration on December 26, 2019, 1.0 million are exercisable at $5.00 per share once General Moly has received financing necessary for the commencement of commercial production at the Mt. Hope Project and will expire one year thereafter, and the remaining 80.0 million become exercisable upon availability of an approximately $700.0 million Bank Loan prior to April 17, 2017, as described in Note 1 above.  Should the vesting condition not be met on those 80.0 million warrants prior to April 17, 2017, pending potential renegotiation of the Investment Agreement, the warrants will expire.

Pursuant to our amended Certificate of Incorporation, approved by the stockholders at the general meeting of June 30, 2015, we are authorized to issue 650.0 million shares of $0.001 par value common stock.  All shares have equal voting rights, are non-assessable and have one vote per share.  Voting rights are not cumulative and therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.  The Certificate of Amendment was filed in Delaware on July 14, 2015.

Additionally, on June 30, 2015, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation providing the Board with the flexibility to effect a reverse stock split of the Company’s common stock.  This amendment has not yet been implemented by the Board.

NOTE 8 — PREFERRED STOCK

Pursuant to our Certificate of Incorporation we are authorized to issue 10,000,000 shares of $0.001 per share par value preferred stock.  The authorized but unissued shares of preferred stock may be issued in designated series from time to time by one or more resolutions adopted by the Board.  The Board has the authority to determine the preferences, limitations and relative rights of each series of preferred stock.  At December 31, 2015, and 2014, no shares of preferred stock were issued or outstanding.

NOTE 9 — EQUITY INCENTIVES

In 2006, the Board and shareholders of the Company approved the 2006 Equity Incentive Plan (“2006 Plan”) that replaced the 2003 Equity Incentive Plan (“2003 Plan”).  In May 2010, our shareholders approved an amendment to the 2006 Plan increasing the number of shares that may be issued under the plan by 4,500,000 shares to 9,600,000 shares.  The 2006 Plan authorizes the Board, or a committee of the Board, to issue or transfer up to an aggregate of 9,600,000 shares of common stock, of which 1,388,498 remain available for issuance as of December 31, 2015.  Awards under the 2006 Plan may include incentive stock options, non-statutory stock options, restricted stock units, restricted stock awards, and stock appreciation rights (“SARs”).  At the option of the Board, SARs may be settled with cash, shares, or a combination of cash and shares.  The Company settles the exercise of other stock-based compensation with newly issued common shares.

Stock-based compensation cost is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option pricing model and is recognized as compensation ratably on a straight-line basis over the requisite vesting/service period.  As of December 31, 2015, there was $1.0 million of total unrecognized compensation cost related to share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 2.4 years.

Stock Options and Stock Appreciation Rights

All stock options and SARs are approved by the Board of Directors prior to or on the date of grant.  Stock options and SARs are granted at an exercise price equal to or greater than the Company’s closing stock price on the date of grant.  Both award types vest over a period of zero to three years with a contractual term of five years after vesting.  The Company estimates the fair value of stock options and SARs using the Black-Scholes valuation model.  Key inputs and assumptions used to estimate the fair value of stock options and SARs include the grant price of the award, expected option term, volatility of the Company’s stock, the risk-free rate and the Company’s dividend yield.  The following table presents the weighted-average assumptions used in the valuation and the resulting weighted-average fair value per option or SAR granted:

For the Year Ended December 31:	2015	2014	2013
Expected Life *	3.5 to 6.0 years	3.5 to 6.0 years	3.5 to 6.0 years
Interest Rate+	0.36% to 1.37%	0.58% to 1.37%	0.36% to 1.37%
Volatility **+	62.04% to 85.97%	70.31% to 92.76%	62.04% to 87.82%
Dividend Yields	—	—	—
Weighted Average Fair Value of Stock Appreciation Rights Granted During the Year	$—	$—	$2.74

*   The expected life is the number of years that the Company estimates, based upon history, that options or SARs will be outstanding prior to exercise or forfeiture.

** The Company’s estimates of expected volatility are principally based on the historic volatility of the Company’s common stock over the most recent period commensurate with the estimated expected life of the Company’s stock options and other relevant factors.

+   The interest rate and volatility used by the Company in calculating stock compensation expense represent the values in effect at the date of grant for all awards.

At December 31, 2015, the aggregate intrinsic value of outstanding and exercisable (fully vested) options and SARs was nil and had a weighted-average remaining contractual term of 1.5 years.  The total intrinsic value of both options and SARs exercised during the years ended December 31, 2015, 2014 and 2013 was nil in all years.

Restricted Stock Units and Stock Awards

Grants of restricted stock units and stock awards (“Stock Awards”) have been granted as performance based or earned over a required service period to officers and employees, or to Board members and the Company Secretary without any service requirement. Time based grants for officers and employees generally vest and stock is received without restriction to the extent of one-third of the granted stock for each year following the date of grant.  Performance based grants are recognized as compensation based on the probable outcome of achieving the performance condition.  Stock Awards issued to members of the Board and the Company Secretary that are fully vested at the time of issue are recognized as compensation upon grant of the award.

The compensation expense recognized by the Company for Stock Awards is based on the closing market price of the Company’s common stock on the date of grant.  For the years ended December 31, 2015, 2014 and 2013 the weighted-average grant date fair value for Stock Awards was $0.49, $1.42, and $1.82, respectively.  The total fair value of stock awards vested during 2015 and 2014 is $0.5 million and $0.4 million, respectively.

Summary of Equity Incentive Awards

The following table summarizes activity under the Plans during the year ended December 31, 2015:

	Stock Options		SARs		Stock Awards
	Weighted		Weighted	Number	Weighted
	Average		Average	of Shares	Average
	Exercise	Number of Shares	Strike	Under	Grant	Number of
	Price	Under Option	Price	Option	Price	Shares
Balance at January 1, 2015	$7.25	271,112	$2.76	1,923,144	$2.73	1,723,328
Awards Granted	—	—	—	—	0.49	1,660,000
Awards Exercised or Earned	—	—	—	—	1.38	(1,590,643)
Awards Forfeited	6.40	(150,000)	2.73	(288,476)	3.26	(134,012)
Awards Expired	8.26	(76,110)	1.36	(232,482)	—	—
Balance at December 31, 2015	$8.36	45,002	2.93	1,402,186	1.73	1,658,673

Exercisable at December 31, 2015	$8.36	45,002	2.07	343,750

A summary of the status of the non-vested awards as of December 31, 2015 and changes during the year ended December 31, 2015 is presented below.

	Stock Options		SARs		Stock Awards
	Weighted		Weighted	Number	Weighted
	Average		Average	of Shares	Average
	Fair	Number of Shares	Fair	Under	Fair	Number of
	Value	Under Option	Value	Option	Value	Shares
Balance at January 1, 2015	$6.40	150,000	$3.14	1,369,758	$2.73	1,723,328
Awards Granted	—	—	—	—	0.49	1,660,000
Awards Vested or Earned	—	—	2.14	(22,846)	1.38	(1,590,643)
Awards Forfeited	6.40	(150,000)	2.73	(288,476)	3.26	(134,012)
Balance at December 31, 2015	$—	—	3.21	1,058,436	1.73	1,658,673

Compensation Cost Recognized and Capitalized Related to Equity Incentives

The following table summarizes the compensation cost recognized and capitalized related to equity incentives:

Summary of Compensation Cost Recognized and
Capitalized related to Equity Incentives for the
Year Ended December 31 (in thousands):	2015	2014	2013
Stock Options*	$(431)	$—	$—
SARs
Performance based	(136)	382	417
Vesting over time	5	34	146
Stock Awards:
Performance based*	454	1,160	810
Vesting over time	119	450	933
Board of Directors and Secretary	104	135	601
Total	$115	$2,161	$2,907
Included in:
Capitalized as Development	155	443	1,078
Expensed	(40)	1,718	1,829
	$115	$2,161	$2,907

*The Company recorded significant forfeitures during 2014 and 2015 related to unvested options of terminated employees and performance-based restricted shares forfeited as a result of the failure to achieve certain associated milestones required for vesting.

Taxes

A portion of the Company’s granted options are intended to qualify as incentive stock options (“ISO”) for income tax purposes.  As such, a tax benefit is not recorded at the time the compensation cost related to the options is recorded for book purposes due to the fact that an ISO does not ordinarily result in a tax benefit unless there is a disqualifying disposition.  Stock option grants of non-qualified options result in the creation of a deferred tax asset, which is a temporary difference, until the time that the option is exercised.  Any excess tax benefits from non-qualified stock option exercises are not recorded until the tax deduction reduces income tax payable.

NOTE 10 — CHANGES IN CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST (CRNCI)

	Activity for
	Year Ended
	December 31,	December 31,
Changes CRNCI (Dollars in thousands)	2015	2014
Total CRNCI January 1, 2015 and 2014, respectively	$210,317	$209,007
Plus: Capital Contributions Attributable to CRNCI	2,116	1,348
Less: Return of Contributions	(36,000)	—
Less: Return of Contributions Attributable to CRNCI	(2,268)	—
Less: Net Loss Attributable to CRNCI	(900)	(38)
Total CRNCI December 31, 2015 and 2014, respectively	$173,265	$210,317

NOTE 11 — INCOME TAXES

At December 31, 2015 and 2014 we had deferred tax assets principally arising from the net operating loss carry forwards for income tax purposes multiplied by an expected rate of 35%. As management of the Company cannot determine that it is not more likely than not that we will realize the benefit of the deferred tax assets, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2015 and 2014. The significant components of the deferred tax asset at December 31, 2015 and 2014 were as follows (in thousands):

	December 31,	December 31,
	2015	2014
Operating loss carry forward	$237,375	$212,710
Unamortized exploration expense	6,221	7,247
Fixed asset depreciation	(227)	17
Deductible stock based compensation	1,630	4,958
Other	177	279
Deductible temporary difference	$245,176	$225,211
Taxable temporary difference — Investment in Eureka Moly, LLC	$(127,325)	$(120,679)
Senior convertible notes debt discount	$(1,916)	(875)
Net deductible temporary difference	$115,935	$103,657
Deferred tax asset	$40,577	$36,280
Deferred tax asset valuation allowance	$(40,577)	$(36,280)
Net deferred tax asset	$—	$—

At December 31, 2015 and December 31, 2014 we had net operating loss carry-forwards of approximately $237.4 million and $212.7 million, respectively, which expire in the years 2021 through 2035.  The change in the allowance account from December 31, 2014 to December 31, 2015 was $4.3 million.

As of December 31, 2015 and December 31, 2014, the Company had no unrecognized tax benefits.  There was no change in the amount of unrecognized tax benefits as a result of tax positions taken during the year or in prior periods or due to settlements with taxing authorities or lapses of applicable statues of limitations.  The Company is open to federal and state tax audits until the applicable statutes of limitations expire.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Mt. Hope Project

The Mt. Hope Project is owned/leased and will be operated by the LLC under the LLC Agreement.  The LLC currently has a lease (“Mt. Hope Lease”) with MHMI for a period of 30 years from October 19, 2005 and for so long thereafter as operations are being conducted on the property.  The lease may be terminated earlier at the election of the LLC, or upon a material breach of the lease and failure to cure such breach.  If the LLC terminates the lease, termination is effective 30 days after receipt by MHMI of written notice to terminate the lease and no further payments would be due to MHMI.  If MHMI terminates the lease, termination is effective upon receipt of a notice of termination due to a material breach, representation, warranty, covenant or term contained in the Mt. Hope Lease and followed by a failure to cure such breach within 90 days of receipt of a notice of default.  MHMI may also elect to terminate the Mt. Hope Lease if the LLC has not cured the non-payment of obligations under the lease within 10 days of receipt of a notice of default.  In order to maintain the Lease Agreement, the LLC must pay certain minimum advance royalties as discussed below.

The Mt. Hope Lease requires a royalty advance (“Construction Royalty Advance”) of 3% of certain construction capital costs, as defined in the Mt. Hope Lease. The LLC is obligated to pay a portion of the Construction Royalty Advance each time capital is raised for the Mt. Hope Project based on 3% of the expected capital to be used for those certain construction capital costs defined in the Mt. Hope Lease.  Through December 31, 2015, we have paid $24.1 million of the total Construction Royalty Advance.  Based on our Mt. Hope Project capital budget we estimate that a final reconciliation payment on the Capital Construction Cost Estimate (the “Estimate”) will be due following the commencement of commercial production, after as-built costs are definitively determined.  The Company estimates, based on the revised capital estimate discussed above and the current timeline for the commencement of commercial production, that an additional $4.2 million will be due approximately 24 months after the commencement of construction.  This amount was accrued as of December 31, 2015.  The capital estimates may be subject to escalation in the event the Company experiences continued delays in achieving full financing for the Mt. Hope Project.

The LLC is also obligated to make a minimum annual advance royalty payment (“Annual Advance Royalty”) of $0.5 million each October 19 for any year wherein commercial production has not been achieved or the MHMI Production Royalty (as hereinafter defined) is less than $0.5 million.  As commercial production is not anticipated to commence until mid-2019, the Company has accrued $1.5 million in Annual Advance Royalty payments which will be due in three $0.5 million installments in October 2016, 2017 and 2018, respectively.  An additional installment of $0.5 million was paid in October 2015.  The Estimate and the Annual Advance Royalty are collectively referred to as the “Advance Royalties.”  All Advance Royalties are credited against the MHMI Production Royalties once the mine has achieved commercial production.  After the mine begins production, the LLC estimates that the MHMI Production Royalties will be in excess of the Annual Advance Royalties for the life of the Mt. Hope Project 50%.  Until the advance royalties are fully credited, the LLC will pay one half of the calculated Production Royalty annually.  Assuming a $12 molybdenum price, the Annual Advance Royalties are consumed within the first five years of commercial production.

Deposits on project property, plant and equipment

At December 31, 2015, the LLC has active orders with varying stages of fabrication on milling process equipment comprised of two 230kV primary transformers and substation, a primary crusher, a semi-autogenous mill, two ball mills, and various motors for the mills.  In late 2012 and early 2013, the LLC made additional commitments for wellfield materials and equipment, and placed purchase orders for long-lead milling process equipment including the commitments for the engineering portion of flotation cells and roaster equipment.

The following table sets forth the LLC’s cash commitments under mining and milling equipment contracts (collectively, “Purchase Contracts”) at December 31, 2015 (in millions):

As of
December 31,
Year	2015 *
2016	1.2
2017	2.2
Total	$3.4

* All amounts are commitments of the LLC, and as a result of the agreement between Nevada Moly and POS-Minerals are to be funded by the reserve account until such time that the Company obtains financing for its portion of construction costs at the Mt. Hope Project or until the reserve account balance is exhausted, and thereafter are to be funded 80% by Nevada Moly and 20% by POS-Minerals. POS-Minerals remains obligated to make capital contributions for its 20% portion of equipment payments required by approved budgets of the LLC, and such amounts contributed by the reserve account on behalf of POS-Minerals will reduce, dollar for dollar, the amount of capital contributions that the LLC is required to return to POS-Minerals, as described above.

Equipment and Supply Procurement

Through December 31, 2015, the LLC has made deposits and/or final payments of $85.7 million on equipment orders, has spent approximately $196.5 million for the development of the Mt. Hope Project, for a total Mt. Hope Project inception-to-date spend of $282.2 million.

In 2012, the LLC issued a firm purchase order for eighteen haul trucks.  The order provides for delivery of those haul trucks required to perform initial mine development, which will begin several months prior to commercial production.  Non-refundable down-payments of $1.2 million were made in 2012, with pricing subject to escalation as the trucks were not delivered prior to December 31, 2013.  During January 2016, the LLC renegotiated the timelines for truck delivery and delayed deliveries into December 2016.  The contract is cancellable with no further liability to the LLC.

Also in 2012, the LLC issued a firm purchase order for four mine production drills with a non-refundable down-payment of $0.4 million, and pricing was subject to escalation if the drills were not delivered by the end of 2013.  In the fourth quarter of 2015, the LLC accepted a change order which delayed delivery into December 2016.  The contract remains cancellable with no further liability to the LLC.

On June 30, 2012, the LLC’s contract to purchase two electric shovels expired.  On July 11, 2012, we signed a letter of intent with the same vendor providing for the opportunity to purchase the electric shovels at prices consistent with the expired contract, less a special discount in the amount of $3.4 million to provide credit to the LLC for amounts paid as deposits under the expired contract.  The letter of intent provides that equipment pricing will remain subject to inflation indexes and guarantees production slots to ensure that the equipment is available when required by the LLC.  In January 2016, the parties agreed to extend the letter of intent through December 31, 2016.

Based on our current forecast, the Company does not anticipate taking delivery of the haul trucks, drills, and electric shovels in 2016 and will work with the respective vendors to extend these agreements annually until we obtain financing for construction of the Mt. Hope Project.

Obligations under capital and operating leases

We have contractual operating leases that will require a total of $0.1 million in payments over the next three years.  Operating leases consist primarily of rents on office facilities and office equipment.  Our expected payments are $0.1 million, nil, and nil for the years ended December 31, 2016, 2017, and 2018, respectively.

Creation of Agricultural Sustainability Trust

On August 19, 2010, the LLC entered into an agreement with the Eureka Producers’ Cooperative (“EPC”) whereby the LLC will fund a $4.0 million Sustainability Trust (“Trust”) in exchange for the cooperation of the EPC with respect to the LLC’s water rights and permitting of the Mt. Hope Project.  The Trust will be tasked with developing and implementing programs that will serve to enhance the sustainability and well-being of the agricultural economy in the Diamond Valley Hydrographic Basin through reduced water consumption.

The Trust may be funded by the LLC over several years based on the achievement of certain milestones, which are considered probable, and as such $4.0 million has been accrued in the Company’s December 31, 2015, financial statements and is included in mining properties, land, and water rights.

Permitting Considerations

In the ordinary course of business, mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. The LLC was required to obtain approval from the BLM to implement the Mt. Hope Project PoO.  This approval, in the form of a ROD was obtained only after successful completion of the process of environmental evaluation, which incorporates substantial public comment.  The LLC was also required to obtain various state and federal permits including, but not limited to, water protection, air quality, water rights and reclamation permits.  In addition to requiring permits for the development of the Mt. Hope Project, we will need to obtain and modify various mining and environmental permits during the life of the Mt. Hope Project.  Maintaining, modifying, and renewing the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and substantial expenditures.  The duration and success of the LLC’s efforts to obtain, modify or renew permits will be contingent upon many variables, some of which are not within the LLC’s control.  Increased costs or delays could occur, depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority.  All necessary permits may not be obtained and, if obtained, may not be renewed, or the costs involved in each case may exceed those that we previously estimated.  In addition, it is possible that compliance with such permits may result in additional costs and delays.

On November 16, 2012, the BLM issued its ROD authorizing development of the Mt. Hope Project.  On April 23, 2015, the BLM issued a Finding of No Significant Impact (“FONSI”), approving an amendment to the PoO.  The ROD and FONSI approve the Plan of Operations (“PoO”) and amended PoO, respectively, for construction and operation of the mining and processing facilities and also grant the Right-of-Way, and amended Right-of-Way, respectively, for a 230kV power transmission line, discussed below.  Monitoring and mitigation measures identified in the ROD and FONSI, developed in collaboration with the regulatory agencies involved throughout the permitting process, will avoid, minimize, and mitigate environmental impacts, and reflect the Company’s commitment to operate the Mt. Hope Project to the highest environmental standards.

On February 15, 2013, Great Basin Resource Watch and the Western Shoshone Defense Project (“Plaintiffs”) filed a Complaint against the U.S. Department of the Interior and the BLM (“Defendants”) in the U.S. District Court, District of Nevada, seeking relief under the National Environmental Policy Act (“NEPA”) and other federal laws challenging the BLM’s issuance of the ROD for the Mt. Hope Project, and on February 20, 2013 filed a Motion for Preliminary Injunction.  The District Court allowed the LLC to intervene in the matter.

On August 22, 2013, the District Court denied, without prejudice, Plaintiffs’ Motion for Preliminary Injunction based on a Joint Stipulation to Continue Preliminary Injunction Oral Argument, which advised the District Court that as a result of economic conditions, including the Company’s ongoing financing efforts, all major ground disturbing activities had ceased at the Mt. Hope Project.

On July 23, 2014, the U.S. District Court denied Plaintiffs’ motion for summary judgment in its entirety and on August 1, 2014 the Court entered judgment in favor of the Defendants and the LLC, and against Plaintiffs regarding all claims raised in the Complaint.

On September 22, 2014, the Plaintiffs filed their notice of appeal to the U.S. Court of Appeals for the Ninth Circuit (“Ninth Circuit”) of the U.S. District Court’s dismissal.  Both parties completed their respective briefing to the Ninth Circuit on May 1, 2015.  The ROD remains in effect as we await a decision from the Ninth Circuit.  The Company is confident in the BLM’s process and will continue to vigorously defend this subsequent appeal of the ROD.

On June 17, 2014, the LLC submitted an amendment to the approved PoO to reflect minor design changes that were identified during continued engineering and the initial phases of construction, and on November 6, 2014, submitted minor revisions to the amendment.  The BLM prepared an Environmental Assessment (“EA”) to evaluate the environmental impacts of the PoO amendment, and on April 23, 2015, issued a Finding Of No Significant Impact (“FONSI”) approving the PoO amendment. Ongoing changes to permits and the PoO during the life of mining operations are typical as design evolves and operations are optimized.

Environmental regulations related to reclamation require that the cost for a third party contractor to perform reclamation activities on the minesite be estimated.  The original $75.1 million reclamation cost estimate was the basis for the required financial guarantee amount, and represents the reclamation obligation for the first phase (approximately equivalent to the first 3 years) of operations.  The LLC was required to post a financial instrument held by the BLM to provide a guarantee that this amount will be available to BLM and NDEP for use in conducting reclamation should we become insolvent or default on our reclamation obligations.  As a result of delays in financing for the construction of the Mt. Hope Project, we submitted a second PoO amendment to BLM in October, 2015, to reduce our reclamation liability to current surface disturbance.  Simultaneously, we submitted an application to NDEP-BMRR to modify the Reclamation Permit to reflect this reduced reclamation liability. On October 26, 2015, NDEP-BMRR approved the proposed permit modification, including the reduced reclamation liability amount.   On December 21, 2015, BLM approved the PoO amendment, including the reduction of the reclamation liability to approximately $2.8 million.  We worked with the LLC’s reclamation surety underwriters to satisfy the reduced $2.8 million financial guarantee requirements under the ROD for the Mt. Hope Project.  As of early 2016, the surety bond program is funded with a cash collateral payment of $0.3 million, a reduction from the $4.6 million established in November 2014, resulting in a $4.3 million return of collateral received in February 2016.

Water Rights Considerations

In July 2011 and June 2012, respectively, the Nevada State Engineer (“State Engineer”) granted all water permits and approved a Monitoring, Management and Mitigation Plan (“3M Plan”) for the Mt. Hope Project.  Eureka County, Nevada and two other parties comprised of water rights holders in Diamond Valley and Kobeh Valley appealed the State Engineer’s decision granting the water permits to the Nevada State District Court (“District Court”) and then filed a further appeal to the Nevada Supreme Court challenging the District Court’s decision affirming the State Engineer’s decision to grant the water permits.  In June 2013, the appeal was consolidated by the Nevada Supreme Court with an appeal of the State Engineer’s approval of the 3M Plan filed by two water rights holders.  The District Court previously upheld the State Engineer’s approval of the 3M Plan and the two parties subsequently appealed the District Court’s decision to the Nevada Supreme Court.  While the appeals were pending, the 3M Plan had been implemented to collect information on background conditions and aquifer responses to the Mt. Hope Project’s pumping, as well as to address mitigation measures for impacted third-party water rights.

On September 18, 2015, the Nevada Supreme Court issued an Order that reversed and remanded the cases to the District Court for further proceedings consistent with the Order.  On October 29, 2015, the Nevada Supreme Court issued the Order as a published Opinion.  The Nevada Supreme Court ruled that the State Engineer did not have sufficient evidence in the record at the time he granted the water permits to demonstrate that successful mitigation may be undertaken so as to dispel the threat to existing water rights holders.

On November 23, 2015, the Nevada Supreme Court issued its Remittitur to the District Court for the County of Eureka to remand the matter to the State Engineer for further proceedings consistent with its Opinion.  The Company will move forward as expeditiously as possible to reobtain its water permits, following the remand by the District Court to the State Engineer.  The Company expects to comply with the Supreme Court Opinion and provide additional evidence of its ability to successfully mitigate any potential impacts to water rights in Kobeh Valley that could result from the Mt. Hope Project’s water use.

Environmental Considerations

Our mineral property holdings in Shoshone County, Idaho include lands contained in mining districts that have been designated as a “Superfund Site” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act.  This “Superfund Site” was established to investigate and remediate primarily the Bunker Hill properties of Smelterville, Idaho, a small portion of Shoshone County where a large smelter was located.  However, because of the extent of environmental impact caused by the historical mining in the mining district, the Superfund Site covers the majority of Shoshone County including our Chicago-London and Little Pine Creek properties as well as many small towns located in Northern Idaho.  We have conducted a property environmental investigation of these properties, which revealed no evidence of material adverse environmental effects at either property.  We are unaware of any pending action or proceeding relating to any regulatory matters that would affect our financial position due to these inactive mining claims in Shoshone County.

NOTE 13 — UNAUDITED SUPPLEMENTARY DATA

The following is a summary of selected unaudited quarterly financial information (in thousands except per share amounts):

Year Ended December 31, 2015	Q1	Q2	Q3	Q4
Loss from operations	$(3,103)	$(2,284)	$(2,633)	$(1,714)
Other (expense)/income	(681)	(5,403)	(57)	(247)
Consolidated net loss	(3,774)	(6,811)	(2,674)	(1,962)
Basic net income/(loss) per share	(0.04)	(0.07)	(0.03)	(0.02)

Year Ended December 31, 2014
Loss from operations	$(2,359)	$(2,827)	$(3,238)	$(2,545)
Other income/(expense)	(12)	—	—	(17)
Consolidated net loss	(2,370)	(2,827)	(3,238)	(2,525)
Basic net income/( loss) per share	$(0.03)	$(0.03)	$(0.04)	$(0.02)